Exhibit 99.2

COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

OF

TOYS “R” US PROPERTY COMPANY II, LLC AND MPO HOLDINGS, LLC

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED OCTOBER 31, 2009

TOYS “R” US PROPERTY COMPANY II, LLC AND MPO HOLDINGS, LLC

PART 1 – FINANCIAL INFORMATION

Item 1.	Financial Statements

TOYS “R” US PROPERTY COMPANY II, LLC AND MPO HOLDINGS, LLC

COMBINED CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	October 31, 2009	January 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—
Net properties held for sale	978	978
Due from affiliates, net	2,138	3,035

Total current assets	3,116	4,013
Real Estate, Net:
Land	185,655	185,655
Buildings, net	292,077	298,338
Leasehold improvements, net	74,977	81,283

Total real estate, net	552,709	565,276
Restricted cash	22,107	20,139
Straight-line rent receivable from affiliates and other assets	34,359	28,375
Debt issuance costs, net	2,663	5,197

Total assets	$614,954	$623,000

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Real estate taxes payable	$6,494	$4,240
Accrued interest and other current liabilities	557	632
Current portion of long-term debt	85,000	—
Deferred related party revenue	1,283	1,701

Total current liabilities	93,334	6,573
Deferred rent liabilities	9,864	9,513
Long-term debt	715,000	800,000
Member’s deficit	(203,244)	(193,086)

	$614,954	$623,000

See Notes to Combined Condensed Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC AND MPO HOLDINGS, LLC

COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In thousands)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Rental revenues:
Base rents	$22,408	$22,410	$67,222	$67,228
Tenant reimbursements	4,080	4,065	12,626	12,217

Total revenues	26,488	26,475	79,848	79,445
Depreciation and amortization	4,219	4,834	12,567	14,597
Common area maintenance expenses	4,080	4,066	12,626	12,217
Rental expense	752	756	2,262	2,267
Other operating expenses	582	249	1,736	1,226

Total operating expenses	9,633	9,905	29,191	30,307

Operating earnings	16,855	16,570	50,657	49,138
Interest expense	4,007	9,304	12,707	27,624

Net earnings	$12,848	$7,266	$37,950	$21,514

See Notes to Combined Condensed Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC AND MPO HOLDINGS, LLC

COMBINED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Thirty-Nine Weeks Ended
(In thousands)	October 31, 2009	November 1, 2008
Cash Flows from Operating Activities:
Net earnings	$37,950	$21,514
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,567	14,597
Amortization of debt issuance costs	2,534	2,534
Changes in operating assets and liabilities:
Straight-line rent receivable from affiliates and other assets	(5,633)	(5,632)
Real estate taxes payable, accrued interest and other current liabilities	2,179	1,862
Deferred related party revenue	(418)	(153)
Due from affiliates, net	897	583

Net cash provided by operating activities	50,076	35,305

Cash Flows from Investing Activities:
Increase in restricted cash	(1,968)	(1,608)

Net cash used in investing activities	(1,968)	(1,608)

Cash Flows from Financing Activities:
Distributions	(48,108)	(33,697)

Net cash used in financing activities	(48,108)	(33,697)

Cash and Cash equivalents:
Net decrease during period	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplemental Disclosure of Cash Flow Information:
Interest paid	$10,113	$25,055

See Notes to Combined Condensed Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC AND MPO HOLDINGS, LLC

COMBINED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(Unaudited)

(In thousands)	Member’s Deficit
Balance, February 2, 2008	$(179,328)
Net earnings for the period	21,514
Distributions	(33,697)

Balance, November 1, 2008	$(191,511)

Balance, January 31, 2009	$(193,086)
Net earnings for the period	37,950
Distributions	(48,108)

Balance, October 31, 2009	$(203,244)

See Notes to Combined Condensed Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC AND MPO HOLDINGS, LLC

NOTES TO COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation and description of business

The accompanying Combined Condensed Consolidated Financial Statements present the balance sheets, statements of operations, cash flows, and changes in member’s deficit of Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC “TRU Propco II”) and MPO Holdings, LLC and its consolidated subsidiaries (“MPO”; collectively, the “Entities”), legal entities under common control of Toys “R” Us, Inc. (“Parent”). Prior to the merger of MPO into Parent on November 20, 2009, Parent directly owns MPO and indirectly owns TRU Propco II through its subsidiary Toys “R” Us-Delaware, Inc. (“Toys-Delaware”).

TRU Propco II as presented herein includes the push down of debt and related expenses of Giraffe Junior Holdings, LLC, Giraffe Junior LLC, Giraffe Intermediate Holdings, LLC and Giraffe Intermediate LLC in accordance with Staff Accounting Bulletin Topic 5:J “Push Down Basis of Accounting Required In Certain Limited Circumstances”.

Unless otherwise noted, the terms “the Company,” “we,” “us,” or “our”, refer to the Entities. These Combined Condensed Consolidated Financial Statements are presented in connection with a legal reorganization which occurred on November 20, 2009 whereby substantially all of the net assets of MPO were acquired by TRU Propco II, promptly following which MPO was merged into Parent, as indicated above.

The business of the Entities consists solely of the ownership, leasing and subleasing of properties to Toys-Delaware. The Entities were formed on July 21, 2005 as part of a legal reorganization of Parent. As a result of this reorganization, 122 owned retail properties and 13 owned buildings situated on leased properties in the United States were transferred to us by affiliated entities. These properties were recorded at the historical cost basis of the affiliated entities.

We generate revenues, earnings and cash flows by leasing or subleasing properties to our affiliate, Toys-Delaware. The Combined Condensed Consolidated Balance Sheets as of October 31, 2009 and January 31, 2009, the Combined Condensed Consolidated Statements of Operations, the Combined Condensed Consolidated Statements of Cash Flows, and the Combined Condensed Consolidated Statements of Changes in Member’s Deficit for the thirty-nine weeks ended October 31, 2009 and November 1, 2008, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Combined Condensed Consolidated Financial Statements are unaudited. In the opinion of management, the financial statements include all known adjustments (which consist of normal, recurring accruals, estimates, and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008. The Combined Condensed Consolidated Balance Sheet at January 31, 2009, presented herein, has been derived from our audited balance sheet for the fiscal year ended January 31, 2009, but does not include all disclosures required by GAAP. These combined condensed consolidated financial statements should be read in conjunction with our combined consolidated financial statements and footnotes for the fiscal year ended January 31, 2009. The results of operations for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008 are not necessarily indicative of operating results of the full year.

In the current period, the Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. Accordingly, as of August 2, 2009, we have implemented the ASC structure required by the FASB and any references to guidance issued by the FASB in these footnotes are to the ASC, in addition to the other forms of standards. The ASC does not change how we account for our transactions or the nature of the related disclosures made.

Subsequent events

We have performed an evaluation of subsequent events through December 15, 2009, the date these Combined Condensed Consolidated Financial Statements were issued. Subsequent events have been disclosed in the related footnotes.

2. Real estate, net

(In thousands)	October 31, 2009	January 31, 2009
Land	$185,655	$185,655
Buildings	416,965	417,174
Capital improvements	161,950	161,945

	764,570	764,774
Less: accumulated depreciation and amortization	(211,861)	(199,498)

Total	$552,709	$565,276

Net properties held for sale

The following assets are classified as held for sale:

(In thousands)	October 31, 2009	January 31, 2009
Land	$332	$332
Buildings	841	841
Leasehold improvements	489	489

	1,662	1,662
Less: Accumulated depreciation and amortization	(684)	(684)

Total	$978	$978

Assets held for sale represent assets owned by us that we have committed to sell in the near term. We have identified a potential buyer for this asset as of both October 31, 2009 and January 31, 2009.

3. Long-term debt

Secured real estate loans, due August 9, 2010 ($800 million at October 31, 2009)

TRU Propco II and MPO have each exercised the third maturity date extension options on the $600 million secured real estate loans and the $200 million Secured real estate loans, respectively, which extended the maturity date of the loans from August 9, 2009 to August 9, 2010. No other terms of the Secured real estate loans were changed as a result of the extension. Pursuant to the extension option, we were also required to extend our current interest rate cap through the end of the third maturity extension. Refer to Note 4 entitled “Derivative instruments and hedging activities” for further details.

As of October 31, 2009 and January 31, 2009, the carrying value of our debt was $800 million, respectively, with fair values of approximately $383 million and $424 million, respectively. The fair values were estimated using pertinent information available to management as of the end of the respective periods. On November 20, 2009, the Secured real estate loans, plus accrued and unpaid interest were repaid in connection with the offering of the Secured Notes described below.

Subsequent Event

Senior Secured Notes due 2017 ($715 million issued on November 20, 2009)

On November 20, 2009, TRU Propco II completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $16 million in cash from restrictions, $10 million in borrowings from our Parent (“Junior Mezzanine Loan”) and $9 million in cash on hand, were used to repay the outstanding loan balance under the Secured real estate loans of $600 million plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from Toys-Delaware for $120 million and paid fees of approximately $29 million, including fees payable to the Sponsors pursuant to their advisory agreement (refer to Note 8 entitled “Related party transactions”). Fees paid in connection with the sale of the Secured Notes will be deferred and expensed over the life of the Secured Notes. As a result of the repayment of the secured real estate loan, we expensed approximately $3 million of deferred financing costs. The Junior Mezzanine Loan is amortizing over a three-year period and bears an interest rate of 9.50%.

Concurrently with the sale of the Secured Notes, MPO sold certain real estate properties and leasehold interests to Toys-Delaware for $146 million (the “MPO Sales Transaction”) and our Parent caused MPO to contribute, on its behalf, the remaining properties of MPO to Toys- Delaware. TRU Propco II transferred six properties to Toys-Delaware, including four distribution centers, and received in exchange a portion of the properties formerly owned by MPO. All inter-company gains realized on the sales of the properties will be eliminated in combination.

Additionally, in connection with the offering of the Secured Notes, MPO repaid $200 million in Secured real estate loans with the proceeds of $146 million from the MPO Sales Transaction, $47 million in cash contributed to MPO from Parent, the release of $6 million in cash from restrictions and $1 million in cash on hand.

Also in connection with this transaction, TRU Propco II entered into an Amended and Restated Master Lease Agreement (the “TRU Propco II Master Lease”) with Toys-Delaware under which Toys-Delaware will continue to lease properties which were formerly owned by MPO and which are now held by TRU Propco II and continue to lease other properties used in their operations already held by TRU Propco II. See Note 6 entitled “Leases” for further details.

The Secured Notes are solely the obligation of TRU Propco II and are not guaranteed by Parent or Toys–Delaware or any of our other subsidiaries. The Secured Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the master lease agreement between us as landlord and Toys-Delaware as tenant under the TRU Propco II Master Lease.

The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict the ability to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends or make other payments. The indenture governing the Secured Notes also contains covenants that limit the ability of Parent to cause or permit Toys–Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Secured Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Secured Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, we may redeem up to 10% of the aggregate principal amount of the Secured Notes at a redemption price equal to 103% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Secured Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.50% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Parent or us, we will be required to offer to purchase the Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Secured Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year, commencing on June 1, 2010.

Pursuant to a registration rights agreement that TRU Propco II entered into in connection with the offering of the Secured Notes, TRU Propco II is required to use its reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register notes that would have substantially identical terms as the Secured Notes, and consummate an exchange offer for such notes within 365 days after November 20, 2009. In the event TRU Propco II fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Secured Notes will increase by 0.25%. The annual interest rate on the Secured Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

4. Derivative instruments and hedging activities

On May 11, 2009, we extended the interest rate caps on the $800 million notional amount related to the Secured real estate loan through the end of the third maturity date extension as required under the terms of the loan agreement. The amount paid to extend the caps was nominal. The interest rate caps manage the variable cash flows associated with changes in the one month LIBOR above 7.00% and do not qualify for hedge accounting under ASC Topic 815 (“ASC 815”), formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. As of October 31, 2009, the caps had a nominal value and will expire on August 15, 2010.

5. Fair value measurements

On February 1, 2009 and February 3, 2008, we adopted ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements” for nonfinancial assets and liabilities and financial assets and liabilities, respectively. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

As of October 31, 2009, the fair value of our derivative financial instruments was immaterial.

6. Leases

As of October 31, 2009, we leased all of the retail properties to Toys-Delaware under non-cancelable master operating leases which leases expire in fiscal 2020. In addition to base rents, our related party leases provide for tenant reimbursements of specific property operating expenses and real estate taxes.

Subsequent event

In connection with the offering of the Secured Notes on November 20, 2009 described in Note 3 entitled, “Long-term debt”, we entered into the TRU Propco II Master Lease with Toys-Delaware which amended and restated the master operating leases under which Toys-Delaware will continue to lease properties, which were formerly owned by MPO and which are now held by TRU Propco II. Among other changes from the previous master lease agreement, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to the Company with a term expiring prior to such date. Effective December 1, 2009, net base cash rents under the TRU Propco II Master Lease were increased to approximately $91 million per annum and are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require Toys-Delaware to pay real estate taxes and certain other amounts based upon percentage of sales.

7. Member’s deficit

We evaluate our cash balances on an ongoing basis and any excess cash balances above the restricted cash balances required under our debt obligations are distributed periodically to related parent entities. During the thirty-nine weeks ended October 31, 2009, we made cash distributions of $38 million and $10 million in dividends and return of capital, respectively. During the thirty-nine weeks ended November 1, 2008, we made cash distributions of $22 million and $12 million, in dividends and return of capital, respectively.

8. Related party transactions

Rental Revenues

Our rental revenue reflected in these Combined Condensed Consolidated Financial Statements was derived from payments received under master lease agreements we had with Toys-Delaware. The master lease agreements provided for Toys-Delaware to reimburse us for property related costs including real estate taxes and common area maintenance charges. Some of these costs are directly paid by Toys-Delaware and we record such costs both as an expense and a tenant reimbursement. During the thirteen weeks ended October 31, 2009 and November 1, 2008, we earned related party Base rent of approximately $22 million, respectively. During the thirty-nine weeks ended October 31, 2009 and November 1, 2008, we earned related party Base rents of approximately $67 million, respectively. In addition, during the thirteen weeks ended October 31, 2009 and November 1, 2008, we recorded Tenant reimbursement of approximately $4 million, respectively and during the thirty-nine weeks ended October 31, 2009 and November 1, 2008, we recorded Tenant reimbursements of approximately $13 million and $12 million, respectively, under our leasing arrangements with Toys - Delaware. The master lease agreements were amended and restated as the TRU Propco II Master Lease, as described in Note 6, entitled “Leases.”

Management Service Fees

Toys-Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to Parent, other affiliates and us under a Domestic Service Agreement (“Agreement”). The costs are based on a formula for each affiliate, as defined in the Agreement. During the thirteen weeks ended October 31, 2009 and November 1, 2008, the amount charged to us for these services was $1 million, respectively. During the thirty-nine weeks ended October 31, 2009 and November 1, 2008, the amount charged to us for these services was approximately $2 million, respectively.

Subsequent Event

In connection with the offering of the Secured Notes issued on November 20, 2009, we incurred $7 million in advisory fees to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust pursuant to the terms of the advisory agreement with our Parent. Kohlberg Kravis Roberts & Co. L.P. currently holds $28 million of the Secured Notes. See Note 3 entitled “Long-term debt” for further details.

9. Due from affiliates, net

As of October 31, 2009 and January 31, 2009, Due from affiliates, net of approximately $2 million and $3 million, respectively, represents balances owed to us from Toys-Delaware primarily related to real estate taxes.

10. Recent accounting pronouncements

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC 820. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. We are currently assessing the impact that ASU 2009-05 will have on our Combined Condensed Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FIN 46(R)” (“SFAS 167”), which has not yet been incorporated into the Codification. SFAS 167 modifies how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. In addition, a reporting entity will be required to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 167 will have on our Combined Condensed Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“SFAS 166”), which has not yet been incorporated into the Codification. SFAS 166 will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special purpose entity”, changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 166 will have on our Combined Condensed Consolidated Financial Statements.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company II, LLC and its subsidiaries, and MPO Holdings, LLC and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This section should be read in conjunction with our Combined Condensed Consolidated Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Executive Overview

We are a special purpose entity owned indirectly by Toys “R” Us-Delaware, Inc. (“Toys-Delaware”). We own fee and leasehold interests in properties in the United States. Under an operating company/property company structure, we lease these properties on a triple-net basis to Toys-Delaware, the operating entity for all of Toys “R” Us, Inc.’s (“Parent”) North American businesses.

Results of Operations

Net Earnings

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Net earnings	$12,848	$7,266	$5,582	76.8%	$37,950	$21,514	$16,436	76.4%

Net earnings increased by $5.6 million, or 76.8%, to $12.8 million for the thirteen weeks ended October 31, 2009 compared with $7.2 million for the thirteen weeks ended November 1, 2008. The increase was primarily due to a decrease of $5.3 million in Interest expense related to lower effective interest rates on our loan and security agreement and related mezzanine loans (the “Secured real estate loans”) as compared with the same period last year.

Net earnings increased by $16.4 million, or 76.4%, to $37.9 million for the thirty-nine weeks ended October 31, 2009 compared with $21.5 million for the thirty-nine weeks ended November 1, 2008. The increase was primarily due to a decrease of $14.9 million in Interest expense related to lower effective interest rates on our Secured real estate loans as compared with the same period last year.

Total Revenues

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Total revenues	$26,488	$26,475	$13	0.0%	$79,848	$79,445	$403	0.5%

Total revenues increased by less than $0.1 million, or 0.0%, to $26.5 million for the thirteen weeks ended October 31, 2009 compared with $26.5 million for the thirteen weeks ended November 1, 2008 and by $0.4 million, or 0.5%, to $79.8 million for the thirty-nine weeks ended October 31, 2009 compared with $79.4 million for the thirty-nine weeks ended November 1, 2008. The increase in Total revenues for the thirty-nine weeks ended October 31, 2009 was principally due to an increase of $0.4 million in Tenant reimbursements primarily related to an increase in real estate taxes.

Depreciation and Amortization

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Depreciation and amortization	$4,219	$4,834	$(615)	(12.7)%	$12,567	$14,597	$(2,030)	(13.9)%

Depreciation and amortization decreased by $0.6 million, or 12.7%, to $4.2 million for the thirteen weeks ended October 31, 2009 compared with $4.8 million for the thirteen weeks ended November 1, 2008 and decreased by $2.0 million, or 13.9%, to $12.6 million for the thirty-nine weeks ended October 31, 2009 compared with $14.6 million for the thirty-nine weeks ended November 1, 2008. The decreases were primarily due to accelerated depreciation recorded during the prior year related to assets written-off.

Common Area Maintenance Expenses

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Common area maintenance expenses	$4,080	$4,066	$14	0.3%	$12,626	$12,217	$409	3.3%

Common area maintenance expenses increased by less than $0.1 million or 0.3%, to $4.1 million for the thirteen weeks ended October 31, 2009 compared with $4.1 million for the thirteen weeks ended November 1, 2008 and by $0.4 million, or 3.3%, to $12.6 million for the thirty-nine weeks ended October 31, 2009 compared with $12.2 million for the thirty-nine weeks ended November 1, 2008. The increase in Common area maintenance expenses for the thirty-nine weeks ended October 31, 2009 was primarily due to an increase in real estate taxes.

Rental Expense

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Rental expense	$752	$756	$(4)	(0.5)%	$2,262	$2,267	$(5)	(0.2)%

Rental expense decreased by less than $0.1 million, or 0.5%, to $0.8 million for the thirteen weeks ended October 31, 2009 compared with $0.8 million for the thirteen weeks ended November 1, 2008 and by less than $0.1 million, or 0.2%, to $2.3 million for the thirty-nine weeks ended October 31, 2009 compared with $2.3 million for the thirty-nine weeks ended November 1, 2008. These expenses are fully reimbursed by our tenant under the TRU Propco II Master Lease, which reimbursement is reflected in Total Revenues.

Other Operating Expenses

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Other operating expenses	$582	$249	$333	133.7%	$1,736	$1,226	$510	41.6%

Other operating expenses increased by $0.3 million, or 133.7%, to $0.6 million for the thirteen weeks ended October 31, 2009 compared with $0.3 million for the thirteen weeks ended November 1, 2008 and increased by $0.5 million, or 41.6%, to $1.7 million for the thirty-nine weeks ended October 31, 2009 compared with $1.2 million for the thirty-nine weeks ended November 1, 2008. The increase is primarily due to a permanent easement granted on a portion of land for $0.3 million during fiscal year 2008, which resulted in a gain of $0.3 million.

Interest Expense

	13 Weeks Ended				39 Weeks Ended
($ In thousands)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008	$ Change	% Change
Interest expense	$4,007	$9,304	$(5,297)	(56.9)%	$12,707	$27,624	$(14,917)	(54.0)%

Interest expense decreased by $5.3 million, or 56.9%, to $4.0 million for the thirteen weeks ended October 31, 2009 compared with $9.3 million for the thirteen weeks ended November 1, 2008 and decreased by $14.9 million, or 54.0%, to $12.7 million for the thirty-nine weeks ended October 31, 2009 compared with $27.6 million for the thirty-nine weeks ended November 1, 2008 due to lower effective interest rates on our Secured real estate loans.

Interest expense will increase in the future due to the issuance of the $725 million of 8.50% Senior Secured Notes by TRU Propco II on November 20, 2009 and the repayment of approximately $800 million Secured real estate loans which had an interest rate of LIBOR plus a margin.

Liquidity and Capital Resources

Overview

As of October 31, 2009 and January 31, 2009, we were in compliance with all of our financial covenants related to our Secured real estate loan.

In general, our primary uses of cash are servicing debt, distributing dividends and returns of capital to its parent companies subject to limitations in our debt instruments, and paying rent and other expenses on our properties. Our largest source of operating cash flows is cash collections from our lessee, Toys-Delaware. We have been able to meet our operating cash needs principally by using cash on hand and cash flows from operations and we believe that cash generated from operations along with existing cash will be sufficient to fund expected cash flow requirements for the next twelve months.

Cash Flows for the Thirty-Nine Weeks Ended October 31, 2009 and November 1, 2008

	Thirty-Nine Weeks Ended
(In thousands)	October 31, 2009	November 1, 2008
Net cash provided by operating activities	$50,076	$35,305
Net cash used in investing activities	(1,968)	(1,608)
Net cash used in financing activities	(48,108)	(33,697)

Net increase during period in cash and cash equivalents	$—	$—

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for the thirty-nine weeks ended October 31, 2009 was $50.1 million, an increase of $14.8 million compared with the same period in the prior year. The increase in cash provided by operating activities was primarily the result of a $14.9 million reduction in interest payments due to lower effective interest rates on our Secured real estate loan.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $2.0 million for the thirty-nine weeks ended October 31, 2009, an increase of $0.4 million compared with the same period in the prior year. The increase in net cash used in investing activities was a result of an increase in restricted cash due primarily to an increase in our tax escrow account balance.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $48.1 million for the thirty-nine weeks ended October 31, 2009, an increase of $14.4 million compared with the same period in the prior year. The increase in net cash used in financing activities was due to a $14.4 million increase in cash distributions to its parent companies (see Note 7 to our Combined Condensed Consolidated Financial Statements entitled “Member’s deficit” for further description).

Debt

During the thirty-nine weeks ended October 31, 2009, we made the following change to our debt structure:

TRU Propco II and MPO each exercised the third maturity date extension options on the $600 million Secured real estate loans and the $200 million Secured real estate loans, respectively, which extended the maturity date of the loans from August 9, 2009 to August 9, 2010. The Secured real estate loans were repaid on November 20, 2009 in connection with the sale of the Secured Notes which are described below.

On November 20, 2009, TRU Propco II completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $16 million in cash from restrictions, $10 million in borrowings (“Junior Mezzanine Loan”) from our Parent and $9 million in cash on hand, were used to repay the outstanding loan balance under the Secured real estate loans of $600 million plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from Toys-Delaware for $120 million and paid fees of approximately $29 million, including of fees payable to the Sponsors pursuant to their advisory agreement (refer to Note 8 entitled “Related party transactions”). Fees paid in connection with the sale of the Secured Notes will be deferred and expensed over the life of the Secured Notes. As a result of the repayment of the Secured real estate loans, TRU Propco II expensed approximately $2 million of deferred financing costs. The Junior Mezzanine Loan is amortizing over a three-year period and bears an interest rate of 9.5%.

The Secured Notes are solely the obligation of TRU Propco II and are not guaranteed by Parent or Toys–Delaware or any of our other subsidiaries. The Secured Notes are secured by the first priority security interests in our all of the existing and future real estate properties and its interest in the master lease agreement between us as landlord and Toys-Delaware as tenant (the “TRU Propco II Master Lease”) which was amended and restated in connection with the offering of the Secured Notes.

Additionally, in connection with the offering of the Secured Notes, MPO repaid $200 million in Secured real estate loans with the proceeds of $146 million from the sales of certain real estate properties and leasehold interests to Toys-Delaware (the “MPO Sales Transaction”), $47 million in cash contributed to MPO from Parent, the release of $6 million in cash from restrictions and $1 million in cash on hand. As a result of the repayment of the Secured real estate loans, MPO expensed approximately $1 million of deferred financing costs.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, and payments for operating leases related to real estate used in the operation of our business. On November 20, 2009 there were significant change in our contractual obligations and commitments as a result of the offering of the Secured Notes and the repayment of the Secured real estate loans referred to above. See Note 3 entitled “Long-term debt” and Note 6 entitled “Leases” for further details. Also in connection with the offering of the Secured Notes on November 20, 2009, we entered into an amended and restated master lease with Toys-Delaware which amended and restated the master operating leases under which Toys-Delaware will continue to lease properties, which were formerly owned by MPO and which are now held by TRU Propco II. Among other changes from the previous master lease agreement, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to the Company with a term expiring prior to such date. Effective December 1, 2009, net base cash rents under the TRU Propco II Master Lease were increased to approximately $91 million per annum and are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require Toys-Delaware to pay real estate taxes and certain other amounts based upon percentage of sales.

Critical Accounting Policies

Our Combined Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. In the current period, the Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. The ASC does not change how we account for our transactions or the nature of the related disclosure made. As of August 2, 2009, we have implemented the ASC structure required by FASB and any references to guidance issued by FASB in this Form 8-K are to the ASC, in addition to the other forms of standards.

The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Combined Condensed Consolidated Financial Statements.

Fair Value Measurements

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements,” as amended by the following: FASB Staff Position (“FSP SFAS”) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” FSP SFAS 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements,” FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” and FSP SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” With the exception of FSP SFAS 157-1, which has not yet been incorporated into the Codification, the FSP SFASs discussed above are now codified under ASC 820. Assumptions made regarding the adoption of ASC 820 will impact any accounting standards that include fair value measurements. Refer to Note 5 to the Combined Condensed Consolidated Financial Statements entitled “Fair Value Measurements” for further details.

Recent Accounting Pronouncements

Refer to Note 1 entitled “Basis of presentation” and Note 9 entitled “Recent accounting pronouncements” to the Combined Condensed Consolidated Financial Statements for a discussion of recent accounting pronouncements and their impact on our Combined Condensed Consolidated Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated developments, future financings, targets and future occurrences and trends.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of Toys-Delaware’s business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which Toys-Delaware conducts business, Toys-Delaware’s ability to implement its strategy, our, Toys-Delaware’s and Parent’s respective substantial levels of indebtedness and related debt service obligations and the covenants in their and our respective debt agreements, availability of adequate financing to us, Toys-Delaware and Parent, Toys-Delaware’s dependence on key vendors of merchandise, international events affecting the delivery of toys and other products to Toys-Delaware’s stores, and such risks, uncertainties and factors associated with ours, Toys-Delaware’s and Parent’s business. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.